Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K of Isle of Capri Casinos, Inc. (f/k/a Casino America, Inc.) of our report dated February 22, 1999, except with respect to the matter discussed in Note 5, as to which the date is March 14, 1999, with respect to the consolidated financial statements included in the Lady Luck Gaming Corporation Annual Report filed on Form 10-K for the year ended December 31, 1998, and to the incorporation by reference into Isle of Capri Casinos, Inc.'s Post-Effective Amendment No. 1 to the Form S-8 No. 33-61752, Form S-8
o. 33-80918, Form S-8 No.  33-86940,  Form  S-8  No.  33-93088  and  Form  S-8
No.  33-77233.



                                                      ARTHUR ANDERSEN LLP

Las Vegas, Nevada
March 7, 2000